As filed with the Securities and Exchange Commission on January 9, 2007

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900	04-3565120
(State of Incorporation)	(Address of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

INVERNESS MEDICAL INNOVATIONS, INC. 2001 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Ron Zwanziger

Chairman, Chief Executive Officer and President

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

(781) 647-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Jay McNamara, Esq.

Senior Counsel, Corporate & Finance

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

(781) 647-3900

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.001 per share	2,000,000 shares	$38.13	$76,254,000.00	$8,159.18

(1)             This registration statement also relates to such indeterminate number of additional shares of the registrant’s Common Stock as may be required pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, as amended, in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the plan or other similar event.

(2)             This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee. The price per share and the aggregate offering price were calculated using (i) a price per share of $38.51 with respect to 132,524 shares that are subject to currently outstanding options, which represents the weighted average exercise price of those options, and (ii) a price per share of $38.10 with respect to the remaining 1,867,476 shares, which represents the average of the high and low sale prices of the Common Stock reported on The American Stock Exchange on January 8, 2007.

This Registration Statement on Form S-8 is being filed by Inverness Medical Innovations, Inc. (the “Company”) for the purpose of registering an additional 2,000,000 shares of common stock, par value $.001 per share, to be issued pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, as amended (the “Plan”). The contents of the Company’s Registration Statements on Form S-8 (Registration No. 333-74032, Registration No. 333-90530, Registration No. 333-106996 and Registration No. 333-128937) relating to the Plan are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities the Company is offering are being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company.  Mr. McNamara owns an aggregate of approximately 2,529 shares of common stock of the Company, as well as options to purchase an additional 17,579 shares of common stock of the Company.

Item 8. Exhibits.

Exhibit No.	Description
*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc.

*23.1	Consent of BDO Seidman, LLP

*23.2	Consent of BDO Seidman, LLP

23.4	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*                    Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on January 9, 2007.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Ron Zwanziger
Ron Zwanziger Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger and David Teitel as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ron Zwanziger	Chairman, Chief Executive Officer and President (Principal Executive Officer)	January 9, 2007
Ron Zwanziger
/s/ David Teitel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 9, 2007
David Teitel
/s/ Carol R. Goldberg	Director	January 9, 2007
Carol R. Goldberg
/s/ Robert P. Khederian	Director	January 9, 2007
Robert P. Khederian
/s/ John F. Levy	Director	January 9, 2007
John F. Levy

/s/ Jerry McAleer, Ph.D.	Director	January 9, 2007
Jerry McAleer, Ph.D.
/s/ John A. Quelch	Director	January 9, 2007
John A. Quelch
/s/ David Scott, Ph.D.	Director	January 9, 2007
David Scott, Ph.D.
/s/ Peter Towsend	Director	January 9, 2007
Peter Towsend
/s/ Alfred M. Zeien	Director	January 9, 2007
Alfred M. Zeien

EXHIBIT INDEX

Exhibit No.	Description
*5.1	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc.

*23.1	Consent of BDO Seidman, LLP

*23.2	Consent of BDO Seidman, LLP

23.4	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*                    Filed herewith.